EXHIBIT 23.1

Consent of Independent Public Accountants

We consent to the incorporation by reference in The News Corporation Limited’s Registration Statements (Form S-8 File Nos. 33-43799, 33-71446, 33-86358, 33-89584, 333-04962, 333-06324, 333-10338, 333-10624 and 333-12878 and Form F-3 Nos. 333-06896, 333-08246, 333-13556, and 333-8926) and the Fox Entertainment Group Inc. Registration Statement (Form S-3 File No. 333-85978) pertaining to the Investment Plan of Fox Entertainment Group, Inc. of our report dated June 6, 2003, with respect to the financial statements and schedule of the Fox Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    Ernst & Young LLP

Los Angeles, California

June 24, 2003